EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF Amended and Restated CERTIFICATE OF INCORPORATION

OF

CYTORI THERAPEUTICS, INC.

Cytori Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.	The name of the Corporation is Cytori Therapeutics, Inc.
2.

On July 2, 2019, the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, duly adopted a resolution approving the following amendment to the Certificate of Incorporation of the Corporation.

3.	The consent and approval of the stockholders of the Corporation for the following amendment is not required pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware.
4.	Article I of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is Plus Therapeutics, Inc.”

5.This amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed this 29th day of July, 2019.

By: /s/ Marc H. Hedrick, M.D.

Marc H. Hedrick, M.D.

President and Chief Executive Officer